EXHIBIT  10.14
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                              EMPLOYMENT AGREEMENT

                                 by and between

           SEMCO Energy, Inc., a Michigan corporation (the ACompany@)

                                       and

                        Marcus Jackson (the AExecutive@)

                            Dated as of June 1, 2001


TABLE  OF  CONTENTS



 1.    Effective Date. . . . . . . . . . . . . . . . . . .       1

 2.    Employment Period . . . . . . . . . . . . . . . . .       1

 3.    Terms of Employment:  Position and Duties . . . . .       1
       a.  Base Salary . . . . . . . . . . . . . . . . . .       2
       b.  Incentive Compensation. . . . . . . . . . . . .       2
       c.  Stock Options . . . . . . . . . . . . . . . . .       2
       d.  Savings and Retirement Plans. . . . . . . . . .       2
       e.  Welfare Benefit Plans . . . . . . . . . . . . .       2
       f.  Change of Control Employment Agreement. . . . .       2
       g.  Expenses. . . . . . . . . . . . . . . . . . . .       2
       h.  Fringe Benefits . . . . . . . . . . . . . . . .       2
       i.  Office and Support Staff. . . . . . . . . . . .       3
       j.  Vacation. . . . . . . . . . . . . . . . . . . .       3
       k.  Relocation Benefits . . . . . . . . . . . . . .       3

 5.    Age 55 Retirement Benefit Bridge. . . . . . . . . .       3

 6.    Termination of Employment . . . . . . . . . . . . .       3
       a.  Death or Disability . . . . . . . . . . . . . .       3
       b.  Cause . . . . . . . . . . . . . . . . . . . . .       3
       c.  Good Reason . . . . . . . . . . . . . . . . . .       4
       d.  Notice of Termination . . . . . . . . . . . . .       5
       e.  Date of Termination . . . . . . . . . . . . . .       5

 7.    Obligations of the Company upon Termination . . . .       5
       a.  Good Reason:  Other Than for Cause,
           Death or Disability . . . . . . . . . . . . . .       5
       b.  Death . . . . . . . . . . . . . . . . . . . . .       7
       c.  Disability. . . . . . . . . . . . . . . . . . .       7
       d.  Cause:  Other than for Good Reason. . . . . . .       7
       e.  Minimum Pension after 5 Years of Employment . .       7

 8.    Non-exclusivity of Rights . . . . . . . . . . . . .       8

 9.    Confidential Information. . . . . . . . . . . . . .       8

10.    Assignment. . . . . . . . . . . . . . . . . . . . .       9

11.    Miscellaneous . . . . . . . . . . . . . . . . . . .       9

                              EMPLOYMENT AGREEMENT


     This is an Employment Agreement (AAgreement@), by and between SEMCO Energy, Inc., a Michigan corporation (the ACompany@) and Marcus Jackson (the AExecutive@), dated as of June 1,2001.

     The Board of Directors of the Company (the ABoard@) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the exclusive dedication of the Executive for a reasonable period of time to provide for continuity of Company management. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW,  THEREFORE,  IT  IS  HEREBY  AGREED  AS  FOLLOWS:

     1.     Effective  Date.  The  AEffective  Date@  shall  be  June  1, 2001.

     2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date sixty (60) months thereafter (the AEmployment Period@).

     3.     Terms  of  Employment;  Position  and Duties.  During the Employment
Period:

     a. The Executive shall serve as President and Chief Executive Officer, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position as may be assigned to him by the Board.

     b. The Executive shall continue as a member of the Company=s Board of Directors.

     c. The Executive=s services shall be performed at Port Huron and, upon relocation of the Company=s corporate headquarters, at Farmington Hills, Michigan.

     d. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive=s reasonable best efforts to perform faithfully and efficiently such responsibilities.

     e.     It  shall  not be a violation of this Agreement for the Executive to
(i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executives responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive=s responsibilities to the Company.

     4.     Compensation and Other Arrangements.  During the Employment Period:

     a. Base Salary. The Executive shall receive an annual base salary (AAnnual Base Salary@), which shall be paid at a monthly rate, at least equal to $360,000. The Annual Base Salary shall be reviewed at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term, AAnnual Base Salary,@ as used in this Agreement, shall refer to Annual Base Salary as so increased.

     b. Incentive Compensation. The Executive shall receive a one-time signing bonus of $60,000, payable, in accordance with the Company=s payroll practices, with Executive=s first salary payment. In addition to the foregoing, the Executive will be guaranteed a $100,000 cash bonus for 2001. Thereafter, the Executive shall be eligible for an annual incentive bonus in an amount not to exceed sixty percent (60%) of the Executive=s Annual Base Salary and payable upon the attainment of specific targets as mutually agreed to annually by the Executive and the Board.

     c. Stock Options. Executive will be granted options to purchase 200,000 shares of Company common stock, at market value on the Effective Date. Thereafter, the Executive will have an annual target of 50,000 options, based on performance. These options will be subject to the provisions of the Company=s Long Term Incentive Plan and Stock Option Plan of 2000 and successor plans in effect at the date of grant.

     d. Savings and Retirement Plans. The Executive will be entitled to participate in all other incentive, savings and retirement plans, practices, policies and programs (including the Company=s Supplemental Executive Retirement
Plan)  (ASERP@) applicable generally to other senior executives of the Company.

     e. Welfare Benefit Plans. The Executive and/or the Executive=s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

     f. Change of Control Employment Agreement. The Executive and the Company are entering into the Change of Control Employment Agreement of even date herewith.

     g. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company=s policies.

     h. Fringe Benefits. The Executive shall be entitled to fringe benefits, including, without limitation, payment of the initiation fee and monthly dues for the Detroit Athletic Club and a country club membership of the Executive=s choice, and a car allowance of $1,000 per month.


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
     i. Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments as provided generally at any time thereafter with respect to other senior executives of the Company and as are commensurate with his position.

     j. Vacation. The Executive shall be entitled to four (4) weeks= paid vacation or such longer period of paid vacation as warranted by the Executive=s seniority in accordance with the plans, policies, programs and practices of the Company as in effect generally at any time with respect to other senior executives of the Company.

     k. Relocation Benefits. The Executive shall be entitled to reimbursement of an after-tax equivalent amount for ordinary and usual moving costs to move household furnishings and personal effects to the Farmington Hills, Michigan metropolitan area, and for the reasonable costs of house hunting trips, realtor fees, and ordinary and usual temporary living expenses. For these purposes, the term Aafter-tax equivalent amount@ means such amount that will provide the Executive with a reimbursement amount, after the payment of federal income tax, equal to the amount of reimbursement the Executive would have received if the reimbursement were not subject to federal income taxation when made.

     5. Age 55 Retirement Benefit Bridge. The Executive has been employed by Kansas City Power & Light Company (AKCPL@). Subject to the provisions of Paragraph 7 of this Agreement, the Company will provide Executive with an Incremental Monthly Pension benefit reflecting the difference between (a) Executive=s projected KCPL pension at the KCPL early retirement date and (b) the KCPL pension projected at the KCPL early retirement date based on employment termination at May 31,2001.

     6.     Termination  of  Employment.

     a. Death or Disability. The Executive=s employment shall terminate automatically upon the Executive=s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Paragraph 12.d. of this Agreement of its intention to terminate the Executive=s employment. In such event, the Executive=s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the ADisability Effective Date@), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive=s duties. For purposes of this Agreement, ADisability@ shall mean the absence of the Executive from the Executive=s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive=s legal representative.

     b. Cause. The Company may terminate the Executive=s employment during the Employment Period for Cause. For purposes of this Agreement, ACause@ shall mean:


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
          i. the continued failure of the Executive to perform substantially the Executive=s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive=s duties, or

          ii. the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

          iii. conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto, or

          iv.     a  material  breach of the covenants contained in Paragraph 9.

     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered Awillful@ unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive=s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the outside members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

     c. Good Reason. The Executive=s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, AGood Reason@ shall mean in the absence of a written consent of the Executive:

          i. the assignment to the Executive of any duties inconsistent in any material respect with the Executive=s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 3.a. of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          ii. any material failure by the Company to comply with any of the provisions of Paragraphs 3, 4 and 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;


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
          iii. the Company=s requiring the Executive to be based at any office or location more than 35 miles from that provided in Paragraph 3.c. hereof or the Company=s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

          iv. any purported termination by the Company of the Executive=s employment otherwise than as expressly permitted by this Agreement; or

          v.     any failure by the Company to comply with and satisfy Paragraph
10.  b.  of  this  Agreement.

For  purposes  of  this  Paragraph  6c.,  any  good faith determination of AGood
Reason@  made  by  the  Executive  shall  be  conclusive.

     d. Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 12.d. of this Agreement. For purposes of this Agreement, a ANotice of Termination@ means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive=s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

     e. Date of Termination. ADate of Termination@ means (i) if the Executive=s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive=s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive=s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     7.     Obligations  of  the  Company  upon  Termination.

     a. Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive=s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason;

          i. the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination the aggregate of the following amounts:

               (1) the sum of (a) the Executive=s Annual Base salary through the Date of Termination to the extent not theretofore paid, (b) any Compensation previously deferred (other than pursuant to a qualified plan) by the Executive (together with any accrued interest or earnings thereon) and any accrued

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
               vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the AAccrued Obligations@); and

               (2) an amount equal to two times the Executive=s Annual Base Salary.

          ii. for the twenty-four months after the Executive=s Date of Termination the Company shall continue benefits to the Executive and/or the Executive=s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Paragraph 4.e of this Agreement if the Executive=s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Company and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed the remainder of the Employment Period after the Date of Termination and to have retired on the last day of the Employment Period; and

          iii. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the AOther Benefits@).

          iv. the Company shall pay Executive an Incremental Monthly Pension beginning the Start Date. The Start Date means the first day of the month coincident with or next following the later of:

               (1)  Executive=s  55th  birthday;  or

               (2)  the  last  day  of  Executive=s  employment.

The Incremental Monthly Pension shall have an actuarial equivalent value of a single-life annuity for Executive of$5,416.37 per month beginning at the Start Date. The foregoing amount has been computed as

KCPL Pension (sum of single-life annuity
available under SERP and qualified pension  plan)
projected at early retirement date, assuming 60%
annual base salary increases to age 55                             $13,083.74

KCPL Pension projected at early retirement date
based on employment termination  May  31,  2001                    (7,667.37)
                                                                   ----------

Incremental  Monthly  Pension                                       $5,416.37
                                                                    =========

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
The  above  amounts  have  been  verified  in  consultation  with  KCPL.

The Incremental Monthly Pension may be paid or made available from one or more sources, including the Company=s qualified pension plan for non-union employees (AQualified Plan@), its Supplemental Executive Retirement Plan (ASERP@), and/or any other plan, program or policy. Thus, if other plans (programs, policies, etc.) of the Company provide or make available a defined benefit pension at least equal to the Incremental Monthly Pension, the portion of the Incremental Monthly Pension provided by this Agreement will be zero.

     a. Death. If the Executive=s employment is terminated by reason of the Executive=s death during the Employment Period, this Agreement shall terminate without further obligation to the Executive=s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive=s estate or beneficiary, as applicable, in a lump sum in cash within 60 days of the Date of Termination. With respect to the provision of Other Benefits, the teml AOther Benefits@ as used in this Paragraph 7.b. shall include death benefits as in effect on the date of the Executive=s death with respect to other senior executives of the Company and their beneficiaries,

     b. Disability. If the Executive=s employment is terminated by reason of the Executive=s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 60 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Paragraph 7.c. shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other senior executives of the Company and their families.

     c. Cause; Other than for Good Reason. If the Executive=s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.

     d. Minimum Pension after 5 Years of Employment. If Executive=s employment is terminated after the Employment Period, the Company shall pay Executive an Incremental Monthly Pension beginning the Start Date.

If Executive dies while employed after the Employment Period, before Incremental Monthly Pension payments begin Executive=s Spouse, if any, shall receive a Qualified Pre-Retirement Survivor Annuity as determined under the Qualified Plan, but calculated using the amount of the Incremental Monthly Pension for the amount of Participant=s earned single-life annuity.


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
     Any Qualified Pre-Retirement Survivor Annuity (and any other type of pension benefit guaranteed by this Agreement) may be provided or made available by any other Company-sponsored mechanism just as is the case for the Incremental Monthly Pension.

     Notwithstanding the above, such Incremental Monthly Pension shall not be payable if: (i) a violation of Paragraph 6.b.ii or 6.b.iii or 6.b.iv occurs while Executive is employed; or (ii) a violation of Paragraph 6.b.ii or 6.b.iv occurs after Executive=s employment terminates.

     No surviving spouse=s benefit shall be payable under circumstances that the Incremental Monthly Pension would not have been payable.

     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive=s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify nor, subject to Paragraph 11.h., shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     9. Settlement. The Company does not waive any right of set-off, counterclaim, recoupment, defense or other claims, right or action which the Company may have against the Executive or others.

     10.     Confidential  Information.

     a. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive=s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive=s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Paragraph 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     b. In the event of a breach or threatened breach of this Paragraph 10, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

     c. Any termination of the Executive=s employment or of this Agreement shall have no effect on the continuing operation of this Paragraph 10.

     11.     Assignment.

     a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive=s legal representatives.

     b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, ACompany@ shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     12.     Miscellaneous.

     a. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     b. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     c. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     d. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive, at the most recent home address of Executive as reflected in the Company=s Human Resources Department files; and

          If  to  the  Company:
               Board  of  Directors
               c/o  Chairman  of  the  Compensation  Committee
               SEMCO  Energy,  Inc.
               405  Water  St.
               Port Huron, Michigan 48060, until Company headquarters relocation, and then to:
               28470  13  Mile  Road,  Suite  300
               Farmington  Hills,  Michigan  48334
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     e. The invalidity or unenforceabi1ity of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     f. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     g. The Executive=s or the Company=s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Paragraph 6.c. of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     h. From and after the Effective Date this Agreement shall supersede any other employment agreement, arrangement or understanding between the parties with respect to the subject matter hereof other than the Change of Control Employment Agreement between the parties, which shall, upon a Change of Control (as defined therein) supersede this Agreement.

     i. Notwithstanding any provision of this Agreement, the Company shall have no obligation to make any payments to the Executive if or to the extent such payments are prohibited by any applicable law or regulation.

     IN WITNESS WHEREOF, the Executive and the Company, intending to be legally bound, and pursuant to authorization by the Company=s Board of Directors, have executed this agreement as of the date first written above.

Executive                              SEMCO  Energy,  Inc.


/s/Marcus  Jackson  1/04/02            By:  /s/Donald  W.  Thomason
---------------------------                 -----------------------
Marcus  Jackson                              Donald  W.  Thomason
                                             Lead Director-SEMCO Energy, Inc.
                                             Board  of  Directors

Witness                                Witness


/s/Deborah  A.  Johnson                /s/Deborah  A.  Johnson
-----------------------                -----------------------





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